Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE DISTRIBUTION
	Paul de la Plante		08/05/2008
(514) 590-6349
Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher sales volume and net sales and lower earnings per share for the fiscal second quarter ending June 29, 2008.

Second Quarter Highlights

Key results for the Company’s fiscal second quarter ended June 29, 2008, compared to the fiscal second quarter ended July 1, 2007, include the following:

•
A major achievement during the quarter was the formation of MillerCoors, creating a single, stronger, more competitive American brewer with a powerful portfolio of brands and economies of scale to win in the U.S. beer market.

•	Net sales increased 4.8 percent to $1.76 billion.
•	Net sales per barrel increased 3.9 percent.
•	Sales volume increased 0.9 percent to 11.6 million barrels, or 13.6 million hectoliters (HLs).
•	Total Company sales-to-retail (STRs) rose 2.3 percent.
•	Cost of goods sold per barrel increased 5.9 percent.
•	Marketing, general and administrative expenses rose 1.4 percent.
•
Income from continuing operations, a U.S. GAAP earnings measure, was $93.3 million after tax, compared to $184.3 million in the second quarter of 2007.  The change is attributable to higher special charges, increased energy and commodity inflation in all markets, and a higher effective tax rate for the quarter.

•
Underlying after-tax income was $172.6 million, or $0.93 per diluted share, in the second quarter 2008, a 2.0 percent decline from $176.1 million, or $0.97 per diluted share, last year.  The company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.

•
To calculate underlying income in the second quarter of 2008, the company excluded net special charges of $103.9 million pretax.  The charges were driven by a non-cash write-down of the book value of the Molson brands sold in the U.S.; MillerCoors retention, planning and integration expenses; and transition costs related to the outsourcing of shared services.

All $ amounts are in U.S. Dollars.  See “Special and Other One-Time Items” and “Discontinued Operations” as well as tables below for reconciliations to nearest U.S. GAAP measures.

Molson Coors Brewing Company

Peter Swinburn, Molson Coors president and chief executive officer, said, “This was a momentous quarter for the future of our company.  With the creation of MillerCoors, we completed the most significant business combination in the history of U.S. beer.  This new venture fundamentally changes the game in the U.S. beer industry by creating a stronger and more competitive company with the talent, brands and scale to win.  MillerCoors is bringing new energy to the beer industry and will drive profitable growth, which provides Molson Coors Brewing Company with important new financial resources to continue building our brands in our core markets and around the world.”

Swinburn added, “Our financial performance in the second quarter benefited from another exceptional quarter by our U.S. business, with gains in sales volume, pricing and underlying income.  We are excited about this strong momentum as we launch MillerCoors.  Across our company, our top brands continue to outperform the industry in the second quarter, and we achieved net pricing gains and substantial cost savings in each of our core markets.  At the same time, however, energy and commodity inflation has become a bigger challenge for our company and for the global beer industry.  This cost inflation, combined with our higher tax rate, drove lower after-tax income for our total company in the quarter.  In the face of challenging economic conditions, we continue to implement value-adding strategies that will allow us to build our brands, achieve positive pricing, reduce costs, and grow profits and cash for our shareholders.    The fundamentals of our business remain strong, and we are more excited than ever about the future for Molson Coors Brewing Company, as we strive to become a top-performing global brewer.”

           During the quarter, Molson Coors achieved approximately $18 million in cost reductions as part of its three-year, Resources for Growth program.  At the half-way mark for the program, the Company has achieved $138 million of the total $250 million in cost savings expected by the end of 2009.

Foreign exchange rate movements increased total-company pretax income by approximately $6 million in the quarter.

The Company’s effective tax rate during the second quarter 2008 for income from continuing operations was 23 percent, both including special items and on an underlying basis, up from 13 percent and 20 percent, respectively, during the second quarter a year ago.  The Company now estimates that its full-year 2008 effective tax rate will be in the range of 20 percent to 24 percent on an underlying basis.

Business Segments

Following are the Company’s 2008 second quarter results by business segment:

Molson Coors Brewing Company

Canada Business

The Canada business earned underlying pretax income of $154.4 million.  The 5.6 percent increase compared to a year ago was driven by an $11 million benefit from favorable foreign currency and positive net pricing, partially offset by higher energy and commodity costs.

On a comparable basis (which includes the Modelo brands in all of Canada for both periods¹), Canada sales-to-retail decreased 0.8 percent during the quarter and market share declined slightly.  The sales-to-retail decrease was driven by weak industry performance reflecting unusually wet weather across most of Canada.  Despite weak industry trends, Molson’s strategic brands, which represent more than 85 percent of the Company’s Canada volume, continued to grow, including mid-single-digit growth by the Coors Light brand and double-digit growth by Rickard’s, Creemore and Carling.

Results for the Modelo Molson joint venture, which sells the Modelo brands across Canada, are recorded under the equity method of accounting.  Beginning in 2008, Modelo brand results are no longer consolidated in the Company’s Canada results, affecting the comparability of results with 2007.

Canada sales volume decreased 11.7 percent in the quarter ending June 29, 2008, due almost entirely to the transfer of volume to the Modelo Molson joint venture and the termination of the U.S. production contract for Foster’s.  Net sales per barrel increased 4.2 percent in local currency during the quarter with more than half the increase driven by positive pricing.  Cost of goods sold per barrel increased 1.4 percent in local currency, driven by eight percentage points of commodity and materials inflation, along with four percentage points due to higher overhead costs and the ongoing shift in sales mix to partner import brands.  These factors were largely offset by two and one-half percentage points of operations cost savings and eight percentage points of net benefit related to the Foster’s and Modelo changes and cycling an unfavorable foreign currency adjustment in 2007.  Marketing, general and administrative expenses decreased 10.4 percent in local currency during the quarter, due to the transfer of Modelo brand spending to the Modelo Molson joint venture.

¹ Molson Coors includes its 50% ownership share of Modelo Molson sales to retail in its consolidated sales to retail.  Beginning in 2008, Modelo Molson sales volumes are excluded from consolidated sales volume.

United States Business

Underlying U.S. pretax income increased 14.8 percent to $112.7 million, driven by strong sales volume growth and higher net pricing, partially offset by higher energy, transportation and packaging material costs.  Total U.S. segment sales to retail grew 5.1 percent during the quarter.  The increase was due to mid-single-digit growth by Coors Light, high-single-digit growth by Coors Banquet, and double-digit growth by Blue Moon and Keystone Light.  For the fourth consecutive quarter, each of the Company’s four largest U.S. brands achieved sales and market-share gains.  In the second quarter, the U.S. business again achieved sales-to-retail growth in all major channels and in 47 out of 50 states.  Total sales volume to wholesalers grew 7.0 percent.  Net sales per barrel increased 3.8 percent in the second quarter, driven by positive pricing.

Molson Coors Brewing Company

Cost of goods sold per barrel in the U.S. business increased by 4.9 percent in the second quarter, due primarily to increased fuel prices and packaging material costs.  Marketing, general and administrative expense increased 6.6 percent during the quarter, driven by increased sales and marketing investments and higher incentive compensation related to strong business performance.

United Kingdom Business

The U.K. business reported underlying pretax income of $21.5 million in the second quarter of 2008 compared to $40.5 million in the same quarter last year.  The decrease is primarily due to higher input inflation, higher pension costs and lower volumes.  During the second quarter, the U.K. beer industry continued to suffer from weakening economic conditions, smoking bans, and accelerating commodity and materials inflation.

Despite the economic climate, the U.K. business gained market share in both the on-premise and off-premise channels in the second quarter.  U.K. owned brand volumes decreased 2.6 percent in the quarter.  The U.K. business increased volume in the off-premise channel by 6 percent, while volumes in the on-premise channel declined 9 percent.

U.K. net sales per barrel in local currency increased 3.4 percent during the quarter, driven by the 2007 acquisition of the Camerons on-premise distribution business.  Comparable owned-brand net sales per barrel increased 0.6 percent due to higher on-premise pricing.

Cost of goods sold per barrel in local currency increased 11.9 percent in the second quarter, due primarily to higher Camerons factored brand sales, energy and materials cost inflation, and higher pension expense.  Nearly half of this increase was due to Camerons and other factored brand sales.  Marketing, general and administrative expense decreased 0.8 percent in local currency.

Global Markets and Corporate

Marketing, general and administrative expenses for Global Markets and Corporate decreased 6.1 percent to $35.1 million in the second quarter 2008, which includes $25.9 million in Corporate general and administrative expenses.  Net interest expense was $26.0 million in the second quarter 2008, a decrease of $1.8 million compared to a year ago.  The underlying pretax loss for Global Markets and Corporate was $57.1 million, a 3.4 percent improvement from the second quarter of 2007.  Foreign exchange movements increased the Global Markets and Corporate pretax loss by $5 million due to higher interest and other corporate expense.

 Special and Other One-Time Items

During the second quarter 2008 the Company reported net special charges of $103.9 million, due to four factors:
•	Planning, integration and employee retention costs of $33 million related to MillerCoors;
•	Transition costs of $12 million to outsource the Company’s shared services to a third-party supplier;
•	$8 million of various other charges;
•	A $51 million non-cash impairment of the intangible asset related to the Molson brands sold in the United States.

Molson Coors Brewing Company

Molson brands that are marketed and sold in the U.S. by Coors Brewing Company have been declining in recent years.  Most recently, increases in packaging and freight costs on imported products, combined with continued volume declines, have significantly impacted the overall profitability of the brands in the U.S.  While management continues to believe that the Molson brands play an important role in the MillerCoors brand portfolio, it was determined that the value of the intangible brand asset has been impaired.  The Company therefore recognized a $50.6 million non-cash charge in the second quarter to reduce the carrying value of the Molson brands in the U.S.

Second quarter 2007 underlying pretax income excludes a one-time $16.7 million benefit from the sale of the Company’s ownership interest in House of Blues Concerts Canada, as well as special charges of $25.4 million, including a $24.1 million non-cash special charge related to the termination of our Foster’s U.S. license agreement.

Discontinued Operations

The Company reports results for its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a net loss of $12.4 million from discontinued operations during the quarter due to the impact of foreign exchange movements on the indemnity estimates related to the Brazil Kaiser business.

2008 Second Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company’s 2008 second quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on November 1, 2008.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company

Molson Coors Brewing Company

2008 Second Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)		2008 2nd Q	2007 2nd Q
U.S. GAAP: After-tax income from continuing operations:		$93.3	$184.3
	Per diluted share:	$ 0.50	$1.02
Add back: Pretax special items – net		103.9	25.4
Add back: Gain on sale of House of Blues Canada equity investment (other income)		-	(16.7)
Minus: Tax effects related to special and other one-time items		(24.6)	(17.0)
Non-GAAP: Underlying after-tax income:		$172.6	$176.1
	Per diluted share:	$0.93	$0.97

2008 Second Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)
		Business			Total

(In millions of $US)	Canada	U.S.	U.K.	Global Markets & Corporate	Consolidated
U.S. GAAP: 2008 2nd Q pretax income (loss) from continuing operations – reported	$153.9	$35.4	$18.4	$(80.1)	$127.6
Add back: Pretax special items – net	0.5	77.3	3.1	23.0	103.9
Non-GAAP: 2008 2nd Q underlying pretax income (loss)	154.4	112.7	21.5	(57.1)	231.5

Percent change 2008 2nd Q vs. 2007 2nd Q underlying pretax income (loss)	5.6%	14.8%	-46.9%	-3.4%	2.5%

U.S. GAAP: 2007 2nd Q pretax income (loss) from continuing operations	138.8	98.2	39.2	(59.1)	217.1
Add back: Pretax special items – net	24.1		1.3		25.4
Minus: Gain on sale of House of Blues Canada equity investment (other income)	(16.7)				(16.7)
Non-GAAP: 2007 2nd Q underlying pretax income (loss)	$146.2	$98.2	$40.5	$(59.1)	$225.8

Pretax and After-Tax Underlying Income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Underlying Income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Underlying Income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Molson Coors Brewing Company

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS AND PER SHARE AMOUNTS IN WHOLE DOLLARS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Volume in barrels	11,617	11,509	20,732	20,378

Sales	$2,359.4	$2,244.0	$4,175.6	$3,895.2
Excise taxes	(602.0)	(567.8)	(1,061.6)	(990.3)
Net Sales	1,757.4	1,676.2	3,114.0	2,904.9
Cost of goods sold	(1,033.6)	(966.9)	(1,868.6)	(1,737.1)
Gross profit	723.8	709.3	1,245.4	1,167.8
Marketing, general and administrative expenses	(463.2)	(456.9)	(899.8)	(853.7)
Special items, net	(103.9)	(25.4)	(111.2)	(33.6)
Operating income	156.7	227.0	234.4	280.5
Interest expense, net	(23.1)	(24.9)	(47.0)	(51.3)
Debt extinguishment costs	-	-	(12.4)	-
Other income, net	(6.0)	15.0	(1.4)	16.2
Income from continuing operations before income taxes and minority interests	127.6	217.1	173.6	245.4
Income tax benefit (expense)	(28.9)	(28.5)	(23.4)	(33.7)
Income from continuing operations before minority interests	98.7	188.6	150.2	211.7
Minority interests in net income of consolidated entities	(5.4)	(4.3)	(10.8)	(8.1)
Income from continuing operations	93.3	184.3	139.4	203.6
Loss from discontinued operations, net of tax	(12.4)	0.6	(21.4)	(14.2)
Net income	$80.9	$184.9	$118.0	$189.4

Basic income (loss) per share:
From continuing operations	$0.51	$1.03	$0.77	$1.15
From discontinued operations	(0.07)	0.00	(0.12)	(0.08)
Basic net income per share	$0.44	$1.03	$0.65	$1.07
Diluted income (loss) per share:
From continuing operations	$0.50	$1.02	$0.75	$1.13
From discontinued operations	(0.07)	0.00	(0.12)	(0.08)
Diluted net income per share	$0.43	$1.02	$0.63	$1.05

Weighted average shares - basic	182.4	178.9	181.7	177.5
Weighted average shares - diluted	186.0	181.2	185.0	180.1

Dividends per share	$0.20	$0.16	$0.36	$0.32

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED STATES SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Volume in barrels	7,048	6,588	12,595	11,754

Sales	$970.3	$877.1	$1,721.7	$1,556.0
Excise taxes	(128.5)	(119.3)	(229.9)	(212.8)
Net sales	841.8	757.8	1,491.8	1,343.2
Cost of goods sold	(514.4)	(458.5)	(907.3)	(818.7)
Gross profit	327.4	299.3	584.5	524.5
Marketing, general and administrative expenses	(214.6)	(201.3)	(412.2)	(381.6)
Special items, net	(77.3)	-	(69.3)	-
Operating income	35.5	98.0	103.0	142.9
Other income, net	(0.1)	0.2	2.3	0.8
Earnings before income taxes and minority interests	$35.4	$98.2	$105.3	$143.7

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED KINGDOM SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Volume in barrels	2,407	2,471	4,406	4,451

Sales	$676.1	$664.5	$1,227.4	$1,181.5
Excise taxes	(309.0)	(297.5)	(549.8)	(522.8)
Net sales	367.1	367.0	677.6	658.7
Cost of goods sold	(251.6)	(232.3)	(470.6)	(436.7)
Gross profit	115.5	134.7	207.0	222.0
Marketing, general and administrative expenses	(96.4)	(97.7)	(191.5)	(188.4)
Special items, net	(3.1)	(1.3)	(5.2)	(5.4)
Operating loss	16.0	35.7	10.3	28.2
Interest income, net	2.9	2.9	5.7	5.7
Other expense, net	(0.5)	0.6	(1.7)	(1.6)
Earnings before income taxes and minority interests	$18.4	$39.2	$14.3	$32.3

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CANADA SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Volume in barrels	2,069	2,344	3,563	3,979

Sales	$695.5	$683.8	$1,195.3	$1,124.4
Excise taxes	(162.9)	(149.3)	(279.1)	(252.0)
Net sales	532.6	534.5	916.2	872.4
Cost of goods sold	(258.5)	(266.0)	(474.7)	(464.6)
Gross profit	274.1	268.5	441.5	407.8
Marketing, general and administrative expenses	(117.1)	(120.5)	(223.7)	(216.8)
Special items, net	(0.5)	(24.1)	(1.9)	(28.2)
Operating income	156.5	123.9	215.9	162.8
Other income, net	(2.6)	14.9	0.7	17.2
Earnings before income taxes and minority interests	$153.9	$138.8	$216.6	$180.0

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
GLOBAL MARKETS AND CORPORATE RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Volume in barrels	93	106	168	193

Net sales	$15.9	$16.9	$28.4	$30.6
Cost of goods sold	(9.1)	(10.1)	(16.0)	(17.1)
Gross profit	6.8	6.8	12.4	13.5
Marketing, general and administrative expenses	(35.1)	(37.4)	(72.4)	(66.9)
Special items, net	(23.0)	-	(34.8)	-
Operating loss	(51.3)	(30.6)	(94.8)	(53.4)
Interest expense, net	(26.0)	(27.8)	(52.7)	(57.0)
Debt extinguishment costs	-	-	(12.4)	-
Other expense, net	(2.8)	(0.7)	(2.7)	(0.2)
Loss before income taxes	$(80.1)	$(59.1)	$(162.6)	$(110.6)

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)
(UNAUDITED)

	As of
	June 29, 2008	December 30, 2007
Assets

Cash and cash equivalents	$284.4	$377.0
Receivables, net	1,046.9	871.1
Total inventories, net	347.6	369.6
Other, net	149.6	159.1
Total current assets	1,828.5	1,776.8

Properties, net	2,638.7	2,696.2
Goodwill and intangible assets, net	8,116.2	8,385.9
Other	575.7	592.7
Total assets	$13,159.1	$13,451.6

Liabilities and stockholders' equity

Accounts payable	$405.8	$380.7
Accrued expenses and other	1,370.1	1,350.5
Short-term borrowings and current portion of long-term debt	21.4	4.3
Total current liabilities	1,797.3	1,735.5

Long-term debt	2,056.9	2,260.6
Pension and post-retirement benefits	612.4	677.8
Other	1,505.3	1,584.4
Total liabilities	5,971.9	6,258.3

Minority interests	35.2	43.8

Total stockholders' equity	7,152.0	7,149.5
Total liabilities and stockholders' equity	$13,159.1	$13,451.6

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)
(UNAUDITED)

	Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007

Cash flows from operating activities:
Net income	$118.0	$189.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167.2	167.4
Change in working capital and other, net	(124.6)	(308.6)
Net cash provided by operating activities	160.6	48.2

Cash flows from investing activities:
Additions to properties and intangible assets	(136.4)	(268.3)
Proceeds from sales of assets and businesses, net	33.5	33.3
Other, net	8.6	2.8
Net cash used in investing activities	(94.3)	(232.2)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	45.9	167.9
Dividends paid	(65.5)	(57.1)
Net borrowings of debt	(147.6)	599.6
Other	9.3	(32.9)
Net cash (used in) provided by financing activities	(157.9)	677.5

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(91.6)	493.5
Effect of foreign exchange rate changes on cash and cash equivalents	(1.0)	4.3
Balance at beginning of year	377.0	182.2
Balance at end of period	$284.4	$680.0